UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 24, 2014 (February 19, 2014)

SB FINANCIAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Ohio	0-13507	34-1395608
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

401 Clinton Street, Defiance, Ohio 43512
(Address of principal executive offices) (Zip Code)

(419) 783-8950
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 19, 2014, the Board of Directors of SB Financial Group, Inc. (the “Company”), upon the recommendation of the Governance and Nominating Committee, appointed William G. Martin to serve as an independent Director on the Board of Directors of the Company and The State Bank and Trust Company (“State Bank”). Mr. Martin’s term as a Director will expire at the annual meeting of shareholders in 2016.

Mr. Martin brings to the Company over 26 years experience in finance and has been employed by Spangler Candy Company, a family-owned private candy making company headquartered in Bryan, Ohio for the past 15 years and is currently serving as its Executive Vice President and Chief Financial Officer.  He graduated from Bowling Green State University with a Bachelor’s Degree in Accounting. He has been a Certified Public Accountant since 1993 (currently Inactive Permit). Martin began his career with a “Big 8” accounting firm in Toledo, Ohio and he was also a vice president/controller of a furniture company in Greensboro, NC.

Mr. Martin has been very active in a variety of civic and business activities, including serving as a director on State Bank’s Williams County Advisory Board since 2009. He is Treasurer of the Bryan Athletic Boosters and a board member of the Bryan Area Foundation while also serving on its Investment and Nominating Committees. Mr. Martin was also Chairman of the recent successful Bryan Schools bond issue committee which earned him “2013 Business Person of the Year” by the Bryan Chamber of Commerce.

The Company’s Board of Directors has determined that Mr. Martin and his immediate family members do not have and have not had any relationships or transactions (and no such relationships or transactions are presently expected) with the Company or any of the Company’s subsidiaries, either directly or indirectly, that (a) would be inconsistent with the determination that Mr. Martin satisfies the independence standards specified in the applicable rules of The NASDAQ Stock Market and the applicable rules and regulations of the Securities and Exchange Commission (“SEC”), including Rule 10A-3 under the Securities Act of 1934, as amended, or (b) would require disclosure under Item 404(a) of SEC Regulation S-K.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SB FINANCIAL GROUP, INC.

Dated: February 24, 2014	By:	/s/ Anthony V. Cosentino
Anthony V. Cosentino
Executive Vice President and Chief Financial Officer

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